Lightning eMotors Appoints Wanda Jackson-Davis to the Board of Directors

LOVELAND, Colo., September 23, 2022 — Lightning eMotors, Inc. (NYSE: ZEV), a leading provider of zero emission medium-duty commercial vehicles and electric vehicle technology for fleets, today announced that Wanda Jackson-Davis has been appointed to the Company’s Board of Directors.
“We are pleased to welcome Wanda Jackson-Davis to the Lightning Board,” said Robert Fenwick-Smith, the Company’s Board Chairman. “Wanda’s knowledge and experience in supply chain, procurement and operations will provide perspective that complements our current board strengths as we position the Company for growth and success in the evolving eV marketplace.”
Ms. Jackson-Davis has more than 20 years of procurement and supply chain experience in power, automation, automotive, and industrial settings. She has significant experience developing leading-edge procurement and sourcing processes for top industrial companies. She currently serves as the Vice President of Sourcing & Procurement for McKesson, a global leader in health care supplies, retail pharmacy, and pharmaceutical distribution. Prior experience includes senior-level positions in supply chain and procurement for leading companies such as Dematic, ABB and Ford Motor Company.
Ms. Jackson-Davis also co-founded Black Women’s Executive Pathway, an Atlanta-based executive education provider that offers specialized executive training programs. She earned a bachelor's degree in Supply Chain Management from Michigan State University and an MBA from Emory University.
About Lightning eMotors
Lightning eMotors (NYSE: ZEV) has been providing specialized and sustainable fleet solutions since 2009, deploying complete zero-emission-vehicle (ZEV) solutions for commercial fleets since 2018 – including Class 3 cargo and passenger vans, ambulances, Class 4 and 5 cargo vans and shuttle buses, Class 4 Type A school buses, Class 6 work trucks, Class 7 city buses, and motor coaches. The Lightning eMotors team designs, engineers, customizes, and manufactures zero-emission vehicles to support the wide array of fleet customer needs with a full suite of control software, telematics, analytics, and charging solutions to simplify the buying and ownership experience and maximize uptime and energy efficiency. To learn more, visit our website at https://lightningemotors.com.

For more information, contact:

Brian Smith investorrelations@lightningemotors.com
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Lightning eMotors, Inc.
815 14th Street SW Suite A100 | Loveland, CO 80537 | USA | (800) 223-0740 | lightningemotors.com